Exhibit 107

Calculation of Filing Fee Table

Form S-3ASR

(Form Type)

Dover Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Debt	Debt Securities	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)

Total Offering Amounts					N/A		N/A

Total Fee Offsets					N/A		N/A

Net Fee Due					N/A		N/A

(1)	An indeterminate aggregate initial offering price of debt securities is being registered as may from time to time be offered at indeterminate prices.
(2)	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the Registrant is deferring payment of all of the Registration Fee.